Exhibit 99.1

FIRST KEYSTONE CORPORATION ANNOUNCES

THIRD QUARTER AND SPECIAL DIVIDENDS

Berwick, Pennsylvania – August 25, 2021 - First Keystone Corporation (the “Corporation”) (OTC PINK: FKYS), parent company of First Keystone Community Bank, declared a $0.27 per share quarterly cash dividend and a $0.01 per share special dividend to shareholders of record as of September 9, 2021, payable September 30, 2021.

Quarterly cash dividends and the special cash dividend amounted to a total of $0.28 per share for the third quarter of 2021, as compared to the quarterly cash dividend per share of $0.27 paid in the third quarter of 2020.

During 2021, the Corporation achieved record balance sheet levels and continued increased profitability even with challenges presented as a result of the pandemic. Key performance indicators at June 30, 2021 and year-to-date June 30, 2021 vs. the same period in 2020:

●	Assets reached a high of $1,310,466,000, an increase of 22.6%
●	Total Net Loans grew 9.6% to $733,781,000
●	Total Deposits reached $1,063,347,000, a 25.9% increase
●	Net income increased 37.7% to $7,483,000 and 36.6% to $1.27/share
●	Return on assets of 1.23%
●	Return on equity of 10.24%

The Corporation is honored to be a trusted partner in the lives of our customers and the communities we serve, and would like to take this opportunity to return a portion of our financial success to our valued shareholders.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission . Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.